                                                                     EXHIBIT 2.3

              AMENDMENT NO. 2 TO THE SALE AND PURCHASE AGREEMENT

     This AMENDMENT NO. 2 TO THE SALE AND PURCHASE AGREEMENT (this "Amendment") is entered into as of October 18, 2000, by and among Alec E. Gores, trustee of the Revocable Living Trust Agreement of Alec E. Gores, a trust organized under the laws of the State of Michigan ("AEG"), Alec E. Gores ("Mr. Gores"), GTG/Wizard, LLC, a Delaware limited liability company (the "Company") and Mattel, Inc., a Delaware corporation ("Mattel"), and is intended to constitute an amendment of that certain Sale and Purchase Agreement dated as of September 28, 2000 by and among AEG, the Company and Mattel, as amended by that certain Amendment No. 1 to the Sale and Purchase Agreement dated as of October 12, 2000 by and among AEG, Mr. Gores, the Company, and Mattel (as so amended, the "Agreement"). Capitalized terms used herein which are not defined herein shall have the meanings given to such terms in the Agreement.

     1.  Amendment of Recitals.  The second recital to the Agreement is hereby
         ---------------------
amended in its entirety to read as follows:

               WHEREAS, AEG is the majority member of Wizard Holding Company, LLC, a Delaware limited liability company ("Holdings") and together with
                                                 --------
     the Gores Family Entities (as defined herein) is the beneficial owner of at least 70% of the membership interests in Holdings and together with Mr. Gores and the Employees and Consultants (as defined herein) is the beneficial owner of all of the equity interests in Holdings;

     2.  Amendment of Certain Definitions.  The defined term "AEG Committed
         --------------------------------
Capital" shall be changed to "Committed Capital" and the words "and Foothill" shall be added following the word "Holdings" in such definition (and the definitions shall be appropriately reordered). The definition of "Excess Cash Flow" is hereby amended to add the words "mandatory (other than cash sweeps)" between the words "less" and "principal". A new definition is added which reads in its entirety as follows: "Foothill" shall mean Foothill Capital Corporation,
                             --------
a California corporation.

     3.  Amendment of the Definition of "Funded Capital Commitment".  The second
         ----------------------------------------------------------
sentence of the definition of "Funded Capital Commitment" is hereby amended to read in its entirety as follows:

     In order to ensure that Holdings and Foothill do not receive excess proceeds from Liquidity Events as a result of contributing excess or unnecessary capital to the Company to increase its Funded Capital Commitment (and thereby increase the distribution to it and reduce the amount available for distribution to Mattel pursuant to Section 7.1), it is understood that the Funded Capital Commitment shall not include any portion of the Committed Capital that, as of the date of contribution or payment to the Company, is not reasonably required to fund ongoing operating cash flow.

     4.  Amendment at Section 5.3.  A new Section 5.3(e) is added which reads
         ------------------------
in its entirety as follows:

     "(e) notwithstanding any provision to the contrary in this Section 5.3, the Company shall not be required to, or to cause the TLC Subsidiaries to, indemnify, hold harmless or defend any Person described in this Section 5.3 from or against any claim (i) that has been or is subsequently made against such Persons by present or former holders of securities issued by Mattel, TLC (prior to the acquisition by Mattel) or Broderbund (prior to the acquisition by TLC) asserting claims relating to or arising out of any of the claims asserted in the litigation identified in Items 5 and 6 of
     Schedule I of the TLC Disclosure Schedule; (ii) where Mattel as plaintiff has named such Person as defendant in connection with the claims described in clause (i) above or (iii) below or (iii) made by any shareholder of Mattel, as such, to the extent that such claim relates to or arises out of the execution, delivery or consummation of the Agreement or this Amendment. Claims described in the foregoing clauses (i), (ii) and (iii) are Excluded Liabilities.

     5.  Amendment of Section 5.8.  The language that appears in clause (ii) of
         ------------------------
Section 5.8 is deleted and replaced by the phrase "[intentionally omitted]".

     6.  Amendment of Section 5.11.  Section 5.11 of the Agreement is hereby
         -------------------------
amended and restated in its entirety to read as follows:

          5.11  Capital Commitment.  As of the Closing, AEG shall cause Holdings
                ------------------
to contribute $5 million in cash to the Company and Foothill shall contribute (or failing that, AEG shall cause Holdings to contribute an additional) $5 million in cash to the Company, each in the form of an equity contribution. Following the Closing, AEG shall cause Holdings to make additional contributions to the Company, in form and on terms reasonably acceptable to Mattel, in such amounts as are reasonably required to fund the operations of the Company; provided, that AEG shall not be required to make or cause to be made aggregate
--------
capital contributions which (together with the $10 million of contributions required pursuant to the first sentence above) exceed $80 million (as may be adjusted below, the "Capital Contributions Cap"). AEG may arrange for the
                     --------------------------
Company to obtain third-party financing in lieu of its obligations in the second sentence of this Section 5.11, on terms reasonably satisfactory to Mattel;

provided, that the principal amount of such financings, to the extent expended
--------
to fund the ongoing business of the Company, shall be regarded as a capital contribution by Holdings solely for the purpose of determining whether AEG has complied with the covenant set forth in the second sentence of this Section 5.11; it being understood that such third-party financing shall not be regarded
      -- ----- ----------
as Committed Capital for purposes of the Funded Capital Commitment as such term is used in Section 7.1. The Capital Contributions Cap shall, in the event of a business disposition of Company assets that constitutes a Liquidity Event (whether by stock transfer, asset sale, merger, or other transfer), be reduced by an amount obtained by multiplying the then-current Capital Contributions Cap by a fraction, the numerator of which is the amount of revenue earned by the business so disposed of in the four fiscal quarters ending on the Quarter End Date and the denominator of which is the amount of revenue earned by the Company in the four fiscal quarters ending on the Quarter End Date (adjusted to account for any previous business dispositions during such four fiscal quarters that required an adjustment of the Capital Contributions Cap). The intention of this adjustment is to fairly reduce the Capital Contributions Cap and if revenue is not a fair proxy for determining the amount by which the Company's capital needs have been reduced as a result of such Liquidity Event, the parties will negotiate in good faith an amendment to this provision; provided that nothing in this sentence
                                      --------
shall effect the obligation set forth in clause the first sentence of this
Section 5.11. The obligations of AEG under this Section 5.11 shall terminate upon the ninety-first day after receipt by Mattel of the payment contemplated by
Section 7.3(b).

     7.  Addition of Section 5.18.  A new Section 5.18 shall be added which
         ------------------------
reads in its entirety as follows:

     5.18 Customer List Agreement.  Promptly following the Closing, the Company
          -----------------------
     shall, pursuant to an agreement containing customary provisions reasonably satisfactory to the parties (the "Customer List Agreement"), prepare and
                                       -----------------------
     provide to Mattel, at Mattel's expense, a tape (or other similar electronic compilation) containing the names and addresses of the customers of the Company reasonably reflected in the records of the Company as of the Closing (the "Company Customer List"). Under the Customer List Agreement,
                   ---------------------
     Mattel shall have a nonexclusive, nontransferable, royalty free right to use the Company Customer List to make four (4) mailings of catalogs during the 2001 calendar year. The Company Customer List shall be provided to Mattel "as is," without warranties of any kind, and the Company shall have no indemnification obligations to Mattel in connection therewith. Under the Customer List Agreement, the Company also shall disclaim all liabilities of any kind to Mattel that may arise in connection with the Company Customer List.

     8.  Amendment of Article VI.
         -----------------------

         (a) Section 6.4 of the Agreement is hereby amended to read in its entirety as follows:

     The Company agrees that if as the result of any audit adjustment (or adjustment in any other Tax Proceeding) made with respect to any Tax Item, by any taxing authority with respect to the Pre-Closing Period, the Company, AEG or any of their respective members or Affiliates, including the TLC Subsidiaries, receives a Tax Benefit (other than a Tax Benefit that would not have arisen but for an adjustment of Non-income Taxes, which adjustment is not required to be indemnified by Mattel by reason of the $1.5 million limitation in the definition of "Excluded Taxes"), then the Company shall pay to Mattel the amount of such Tax Benefit within 15 days of the filing of the Tax Return in which such Tax Benefit is utilized. For purposes of determining the amount and timing of any Tax Benefit, the recipient of the Tax Benefit shall be deemed to pay Tax at the highest marginal rate in effect in the year such Tax Benefit is utilized."

          (b) Section 6.8(a) of the Agreement shall be revised by adding the following sentence as the final sentence of such Section:

          The foregoing provisions of this Section 6.8(a) notwithstanding, the Company shall be entitled to any refunds of Non-income Taxes of the TLC Subsidiaries or arising from the operation of the TLC Business for the Pre-Closing Period to the extent such refunds are granted in a Tax Proceeding set forth on Schedule 3.10 E and in the aggregate do not exceed $1.5 million.

     9.  Amendment of Section 7.1(g).  A new sentence shall be added to the end
         ---------------------------
of Section 7.1(g) as follows:

         "Bonus Units may be issued only to bona fide employees and consultants of the Company or its Subsidiaries."

     10. Mattel Secured Notes.  Section 7.2(b) of the Agreement is amended by
         --------------------
adding the following phrase to the beginning of clause (ii)(F), preceding phrase "such other terms":

         "a term ending on the fifth anniversary of the Closing and"

     11. Addition of Section 7.6.  A new Section 7.6 is hereby added to read
         -----------------------
in its entirety as follows:

               7.6  Termination of Payment Obligation in respect of Excess Net
                    ----------------------------------------------------------
          Proceeds.  The Company shall not be required to make any payment to
          --------
          Mattel in respect of Excess Net Proceeds received by the Company in Liquidity Events with respect to which the initial closing occurs after the fifth anniversary of the Closing.

     12. Amendment of Section 8.1(a).  Section 8.1(a) of the Agreement is hereby
         ---------------------------
amended to read in its entirety as follows:

               (a) Other than as set forth in Sections 7.1 and 8.1(b) below, the Company shall not make any payments or distributions to AEG, Holdings or other equity holders of the Company, or any of their respective Affiliates, or any of their respective employees (except to the extent employed by the Company and its Subsidiaries but not any other Affiliate of such above-described persons), other than (i) a distribution of $2 million to AEG or Holdings in connection with the Closing, (ii) payment of a management fee of not more than $150,000 per month to Holdings or an Affiliate of Holdings to the extent Holdings or such Affiliate renders actual, bona fide management services to the Company and (iii) the distribution of $2 million to Foothill in connection with the Closing (the payments made under subclauses (i), (ii) and (iii), collectively, the "AEG Fees"); provided,
                                                        --------
     however, that for the purposes of determining whether or not the aggregate Preferred Return Payments made as of any date are less than the $15 million threshold set forth in Section 7.1(b)(ii), the aggregate amount of AEG Fees counted as Preferred Return Payments shall not include the first $2 million in AEG Fees paid as permitted by this Section 8.1(a); provided further, that the foregoing shall not prohibit the payment of reasonable compensation to persons, other than Gores Family Entities, engaged by the Company or any Subsidiary to provide bona fide services, other than investment banking or similar services, on a "Dedicated" (as defined below) basis; provided, however, that the compensation paid to such persons may not exceed the compensation paid to similarly situated employees of the Company and that this proviso shall not permit such payments to in excess of 15 such persons. The characterization of the payments permitted by this
     Section 8.1(a) as fees is not intended to preclude any recipient of such payments from treating any such payment in any lawful manner for tax purposes, including as a return of principal. "Dedicated" shall mean, with respect to the first 12 months following the Closing, that such person devotes at least 80% of the working week on the business of the Company and its Subsidiaries and thereafter that such person is a full-time employee of the Company or a Subsidiary.

     13. Amendment of Section 8.1(f).  Section 8.1(f) of the Agreement is hereby
         ---------------------------
amended to read in its entirety as follows (and Section 8.1(g) is hereby deleted in its entirety and replaced with "[Intentionally Omitted]"):

               (f)(i) The Company shall not (nor shall it permit any of its Subsidiaries to) engage in any Liquidity Event for consideration to the Company (or any Subsidiary) other than for (i) cash, (ii) the assumption by the acquiring Person (or an Affiliate of such Person) of debt for borrowed money of the Company or any of its Subsidiaries that remains a Subsidiary of the Company after the Liquidity Event (it being understood that this subclause (ii) shall not prohibit the Company or any Subsidiary from engaging in a Liquidity Event solely on account of the fact that the acquiring Person or Affiliate of such Person assumes liabilities or obligations of the Company or any Subsidiary), (iii) Deferred Cash Consideration (as such term is defined below) or (iv) shares of capital stock or other ownership interests in any other company or entity or warrants, options or other rights to acquire such shares of capital stock or other ownership interests or securities convertible into shares of capital stock or other ownership interests (collectively, "Securities").
                                                                ----------
     As used in this Section 8.1(f), "Deferred Cash Consideration" shall mean
                                      ---------------------------
     cash consideration received in a Liquidity Event in the form of (A) an earnout, royalty or similar contingent right to receive future cash payments, (B) cash held in escrow, or (C) one or more promissory notes or other debt instruments payable in cash, provided that, in each case, the Company will ultimately receive a payment in cash, if any payment is made. For the purposes of Section 7.1 hereof, to the extent that Deferred Cash Consideration is received by the Company or a Subsidiary in connection with any Liquidity Event, such Deferred Cash Consideration shall not be deemed to constitute Net Proceeds from such Liquidity Event until the Company receives a cash payment with respect thereto (i.e., as an earnout payment, cash released from escrow or payments under a promissory note or other debt instrument). In the event that the Company receives any "Securities Distributions" (as defined below) in respect of Securities, such Securities Distributions shall be treated as follows: (w) to the extent such Securities Distributions are Securities, such Securities Distributions shall be treated for all purposes (including Section 7.1) as Securities received in connection with the Liquidity Event in which the original Securities (with respect to which such Securities Distributions were distributed or paid) were received by the Company; (x) to the extent such Securities Distributions are cash, such Securities Distributions shall be treated for all purposes (including
     Section 7.1) as cash received in respect of Deferred Cash Consideration, and shall be deemed to have been received in connection with the Liquidity Event in which the original Securities (with respect to which such cash was distributed or paid) were received by the Company; (y) to the extent such Securities Distributions are Deferred Cash Consideration, such Securities Distributions shall be treated for all purposes (including Section 7.1) as Deferred Cash Consideration received in connection with the Liquidity Event in which the original Securities (with respect to which such Securities Distributions were distributed or paid) were received by the Company; and
     (z) to the extent such Securities Distributions are not Securities, Deferred Cash Compensation or cash, they shall be referred to as "Other
                                                                       -----
     Distributed Instruments" and shall be treated as if they are Deferred Cash
     -----------------------
     Consideration, except that notwithstanding anything to the contrary in paragraph (iv) of this Section 8.1(f), the appropriate portion of such Other Distributed Instruments shall be distributed to Mattel not later than the fifth anniversary of the Closing, or if that is impossible, valued as of the date of the fifth anniversary of the Closing and the Company shall pay Mattel in cash the appropriate portion thereof based on the principles set forth in Section 7.1 and the fact that such Other Distributed Instruments were received in the Liquidity Event in which the original Securities (with respect to which such Other Distributed Instruments were distributed or paid) were received by the Company. "Securities
                                                          ----------
     Distribution" means, with respect to any Securities received by the Company
     ------------
     in a Liquidity Event, any and all dividends, distributions or payments received by the Company in respect of or in exchange for such Securities.

               (ii) For the purposes of Section 7.1 hereof, to the extent that Securities are received by the Company or a Subsidiary in connection with any Liquidity Event, such Securities shall not be deemed to constitute Net Proceeds from such Liquidity Event until such time as (x) such Securities have been sold by the Company or such Subsidiary for cash, in which case the net proceeds from such sale shall be deemed Net Proceeds and the Company shall as promptly as practicable make the payments required under
     Section 7.1(a) in cash, (y) subject to the provisions of clause (vi) hereof, the board of directors reasonably determines (a "Securities Determination") in good faith (and immediately notifies Mattel of such Securities Determination) that such Securities are or have become "Freely Tradable Securities" (as defined below), in which case, as of the date of such Securities Determination, the value of such Freely Tradable Securities (using the valuation formula set forth below) shall be deemed Net Proceeds from such

     Liquidity Event and the Company shall make as promptly as practicable the payments, if any, required under Section 7.1(a) either in cash or, if the requirements set forth in this Section 8.1(f) below are met, in such Freely Tradable Securities or (z) Mattel at its option has elected to receive such Securities and deems them to be Net Proceeds, in which case, from and after receipt of written notice to such effect from Mattel, such Securities shall be considered to be Net Proceeds and the applicable portion of such Securities shall be transferred to Mattel in accordance with Section 7.1(a), with all of such Securities valued at the fair market value as of the time such notice is received by the Company, without reference to any liquidity or minority control discount (subject to the dispute resolution mechanism set forth in Section 7.1(e)); provided, however, that, with respect to this clause (z), to the extent that such Securities are bound by contractual restrictions, Mattel shall agree to be bound by such restrictions to the same extent as the Company, so long as the Company has notified Mattel of such restrictions prior to Mattel sending such notice referred to above, but only to the extent that each equity holder of the Company to whom any Securities of such class have been transferred pursuant to Section 7.1(b) is also bound by such restrictions.

              (iii) Unless Mattel has made the election referred to in subclause (z) above, the Company may not transfer any Securities to Mattel unless at the time of transfer (A) such Securities are Freely Tradable Securities; (B) such Securities are transferred in accordance with Section
     7.1 and this Section 8.1(f); (C) at the time of such transfer, the Company makes arrangements reasonably satisfactory to Mattel to ensure that no Person that has received or receives, pursuant to Section 7.1(b), Securities of the same class, may sell, transfer or otherwise reduce its risk in such Securities, within one year of such transfer, without ensuring that Mattel is provided the same opportunity to sell, transfer or otherwise reduce its risk on terms that are no less favorable to Mattel than such other Person, and Mattel is provided reasonable opportunity to respond to each such offered opportunity; and (D) Mattel receives the same (or better) rights (including, without limitation, rights of resale and transaction or other fees or economic benefits and special governance rights) as any other Person receiving Securities in connection with such Liquidity Event and no Person receives Securities of a different class than those transferred to Mattel in connection with or as a result of such Liquidity Event; provided that the foregoing clauses (B)-(D) shall not obligate the Company to restrict the right or ability of such Person receiving the Freely Tradable Securities from engaging in ordinary course brokerage sales thereof that are not block trades.

               (iv) In the event any Securities received in a Liquidity Event have not been deemed Net Proceeds and fully paid in accordance with Section 7.1(a) at the fifth anniversary of the Closing Date, such Securities shall be valued at the fair market value thereof, without reference to any liquidity or minority control discount (subject to the dispute resolution mechanism set forth in Section

     7.1(e)) and be deemed Net Proceeds, which shall be paid in accordance with
     Section 7.1(a), and which shall not be included in the determination of the Fifth Year Enterprise Value. Likewise, to the extent that instruments ("Unpaid Deferred Instruments") are held by the Company on the fifth anniversary of the Closing Date in respect of Deferred Cash Consideration that at such time have not yet been fully paid in cash, the value of such instruments shall not be included in the determination of the Fifth Year Enterprise Value. Rather, the Company shall take all action necessary to transfer to Mattel the portion of such instruments as Mattel would be entitled if such instruments were considered Net Proceeds of the Liquidation Event for which such instruments were acquired by the Company and if that is impossible, then the Company shall insure that all cash received in respect hereof to which Mattel would be entitled under Section 7.1(a) is transferred immediately upon receipt to Mattel. Notwithstanding anything to the contrary in this Agreement, the parties hereby clarify that regardless of when Net Proceeds are actually received or deemed to be received (and regardless of the form of consideration), the portion of Excess Net Proceeds that shall be paid to Mattel in accordance with Section 7.1(a) shall be determined on the basis of when a binding agreement with respect to the Liquidity Event giving rise to such Net Proceeds is signed, as is set forth in Section 7.1(a), and not on the basis of when Net Proceeds are received or deemed to be received. For purposes of Section 7.3(a), the value of Unpaid Deferred Instruments received in connection with Liquidity Events and held by the Company and the value of Securities received in connection with Liquidity Events and held by the Company, in each case on the third anniversary of the Closing, shall be excluded from the Three Year Enterprise Value.

               (v)  As used in this Section 8.1(f), "Freely Tradable Securities"
                                                     --------------------------
     shall mean shares of common equity securities (1) that are listed on a national securities exchange or reported through the automated quotation system of a registered securities association, (2) as to which there is available adequate current public information with respect to the issuer thereof that satisfies the informational requirements of Rule 144(c) of the Securities Act of 1933 and (3) with respect to which there is no contractual or legal restriction of any kind on the sale, distribution or other transfer thereof by the Company, any Subsidiary of the Company or Mattel.

               (vi) Following any Liquidity Event in which the Company receives Securities, the Company's board of directors must consider whether such Securities satisfy provisions (1) through (3) of the preceding sentence (i) at least once per calendar month and (ii) within ten business days of the receipt of a request by Mattel to make such determination. If, pursuant to a request by Mattel that the Company's board of directors determine whether the Securities are Freely Tradable Securities, the board of directors fails to determine that such Securities are Freely Tradable Securities, or in the event that the Company's board of directors makes a Determination but Mattel reasonably and in good faith believes that such Securities are not Freely Tradable Securities, Mattel shall have the right to request that the issue of whether such Securities are Freely Tradable Securities be determined by arbitration (the date of such assertion being a "Request Date"); provided that the arbiter shall be a
                        ------------
     nationally recognized law firm that has not been engaged for any other matter by any of the parties to this Agreement, any equity holders of the Company or Holdings or any of their Affiliates within the two-year period prior to such dispute. If the Company and Mattel are unable to agree within five business days of the Request Date upon a suitable nationally recognized law firm to adjudicate whether such Securities are Freely Tradable Securities, each of the Company and Mattel shall select a nationally recognized law firm within six business days of the Request Date. Within ten business days of the Request Date, the two selected law firms shall select a third nationally recognized law firm to arbitrate the dispute. All fees and expenses relating to the work, if any, to be performed by the arbitrator and the law firms selected pursuant to this provision shall be borne equally by the parties. The neutral arbitrator's determination of whether such Securities are Freely Tradable Securities shall be made within five business days of its selection, shall be set forth in a written statement delivered to Mattel and the Company and shall be final, binding and conclusive. In the event that the neutral arbitrator decides that Securities that the board of directors of the Company Determined were Freely Tradable Securities are not Freely Tradable Securities, then notwithstanding the prior Securities Determination, such Securities shall not be deemed to be Freely Tradable Securities and the first sentence of this paragraph (vi) shall continue to apply. If the neutral arbitrator determines that such Securities are Freely Tradable Securities despite the failure of the board of directors of the Company to make such a Securities Determination, then such Securities shall be deemed to be Freely Tradable Securities as of such date.. The procedures of this
     Section 8.1(f) shall apply to any Securities received by the Company or a Subsidiary thereof permitted to receive Securities in a Liquidity Event.

             (vii) In the event of a transfer of Freely Tradable Securities pursuant to Section 7.1 as described above and for purposes of Section 7.4, Freely Tradable Securities shall be valued at the average of the last sale prices for the twenty trading days preceding the second business day prior to the date that the Company gives instructions to the transfer agent to effect the transfer of such Securities to Mattel, unless during such twenty day period any dividend has been declared or paid with respect to such Securities or any extraordinary transaction has occurred with respect thereto, in which event appropriate adjustments shall be made in such valuation (and the adjustments shall be subject to the dispute resolution procedures set forth in Section 7.1(e)). The Company shall not (nor shall it permit any of its Subsidiaries to) engage in any Liquidity Event in which the consideration in respect of assets of the Company or any of its Subsidiaries is received by any Person other than the Company or a wholly owned Subsidiary of the Company; it being understood that the foregoing
                                      -- ----- ----------
     sentence is not intended to and shall not prohibit bona fide payments (x) to employees of the Company or any of its Subsidiaries that are not employees, consultants or Affiliates of AEG or Holdings and that are not Gores Family Entities and (y) that are in the nature of employee "stay" bonuses or hiring bonuses or the assumption or payment of liabilities to third parties that are not Affiliates, employees or consultants of AEG or Holdings or Gores Family Entities (e.g., trade payables).

     14. Clarification of Article VIII.  By way of clarification, each party
         -----------------------------
hereto agrees that all restrictions on the Company set forth in Article VIII shall apply equally to actions of the Company's Subsidiaries. Thus, for example, if Article VIII prohibits the Company from taking an action without the consent of Mattel hereunder, a Subsidiary of the Company could not take such action (or a similar action) without the consent of Mattel hereunder.

     15. Amendment of Section 8.1(h).  Section 8.1(h) of the Agreement is hereby
         ---------------------------
amended by substituting the word "obligations" for the word "obligation" in the third line from the bottom thereof and by substituting subclause "(B)" for "(b)" in the second line from the bottom thereof. The reference in Section 8.1(h) to "this Section 8.1(g)" shall be changed to "this Section 8.1(h)".

     16. Ownership of Interests in Holdings.  Section 8.1 of the Agreement is
         ----------------------------------
hereby amended by adding a new subsection (j) at the end thereof as follows:

         (j) Mattel understands and acknowledges that certain Employees and Consultants (as defined herein) own, or may own from time to time, membership interests in Holdings that in the aggregate do not exceed 30% of
     (x) the securities entitled to vote for directors, managers or any similar governing body of Holdings or (y) the fully diluted equity of Holdings (each, an "Employees and Consultants Cap"). Mattel hereby agrees that, notwithstanding any other provision of the Agreement, such interests may be issued to Employees and Consultants, repurchased by Holdings, transferred by Employees and Consultants by will or the laws of descent or to their respective family members, family limited partnerships, family trusts and similar estate planning vehicles that have agreed to the restriction set forth in clause (iii) hereof ("Permitted Transferees"), provided that until
                                    ---------------------
     the fifth anniversary of the Closing (i) such interests do not, at any time, represent more than the Employees and Consultants Cap, (ii) the Gores Family Entities (as defined herein) shall at all times own 70% or more of
     (x) the securities entitled to vote for directors, managers or any similar governing body of Holdings and (y) the fully diluted equity of Holdings, and (iii) each of the Employees and Consultants and each Permitted Transferee, as applicable, holding any such interests agrees with Mattel that it will not transfer any such interests except as set forth above or in connection with a transfer of interests held by AEG to which Mattel has consented. Except as permitted by Section 8.2(a), AEG will not transfer, and will cause Holdings not to issue or recognize the purported transfer of, any equity interests of Holdings to any Person that does not agree with Mattel to the transfer restrictions set forth above. For purposes of this Agreement, "Employees and Consultants" means Persons (other than Mr. Gores)
                 -------------------------
     that are good
     faith employees of, or consultants to, Gores Technology Group or its Affiliates in accordance with their past practices, but does not include any Person that is made an employee of or consultant to Gores Technology Group or any Affiliate thereof primarily for the purpose of providing membership interests in Holdings to such Person, or otherwise to avoid the restrictions of this Agreement. For the purposes of this Agreement, "Gores
                                                                          -----
     Family Entities" means Alec E. Gores, his wife, any lineal descendants and
     ---------------
     adopted children, and any family partnership, family trust or similar estate planning vehicle solely for the benefit of any such persons.

     17. Economic Interest of Third Party Lenders in the Company.  Mattel
         -------------------------------------------------------
understands and acknowledges that certain bona fide, third party lenders may be offered a direct or indirect economic interest in the Company, either as members of the Company or otherwise. Mattel hereby agrees that, notwithstanding any other provision of the Agreement, payment of amounts owed by the Company or any Subsidiary thereof to such bona fide third party lenders pursuant to commercially reasonable financing arrangements shall (i) not be disqualified from being treated as "payments to third parties (that are not Affiliates of the Company, AEG or any member of the Company) in respect of indebtedness of the Company" for the purposes of computing Net Proceeds solely by virtue of such third party lender's direct or indirect economic interest in the Company and
(ii) shall not be precluded by virtue of the limitations set forth in Section 8.1(a) or (b). In addition, debt for borrowed money from such bona fide third party lenders shall not constitute Assumed Debt.

     18. Amendment of Section 8.3.  Section 8.3 of the Agreement is hereby
         ------------------------
amended and restated as follows:

         AEG hereby agrees to cause the Company to perform and fulfill all of its obligations and commitments set forth in this Agreement and shall not take any actions, including directly or indirectly authorizing or permitting the amendment of the Company's governing documents, or permit the Company or Holdings to take any actions, that are inconsistent with such obligation. AEG shall cause the Company to make payments to Mattel as provided in Article VII of this Agreement and, to the extent that the Company fails to make any such payment that it is required to make and that it is lawfully capable of making, AEG shall (at Mattel's election) either take such action as shall be necessary to cause the Company to make such payment or shall make such payment to Mattel on the Company's behalf; provided, however, that in no event shall the aggregate
                         --------  -------
amount of such payments that AEG shall be obligated to make to Mattel on the Company's behalf (as opposed to causing the Company to take action) exceed the aggregate amount of distributions and other payments made by the Company to Holdings (and other equity holders) in excess of the amounts distributed to Holdings (and other equity holders) pursuant to Section 7.1(b)(i) and (ii). In the event that the Company does not perform its obligations under Article XI, the obligations of AEG to Mattel hereunder in respect of such failure to perform shall not require a cash payment to Mattel (as opposed to causing the Company to take action) in excess of the lesser of (a) the sum of (x) any amounts required to be contributed or paid to the Company by Holdings that have not been so contributed or paid (it being agreed that indemnification obligations to Mattel are "operations of the Company" for purposes of Section 5.11) and (y) (I) the amount of the Losses to Mattel

Indemnified Parties that are required to be indemnified pursuant to Article XI multiplied by (II) a fraction, the numerator of which is (A) the aggregate amount of payments or distributions made by the Company to Holdings (and other equity holders) pursuant to Section 7.1, and the denominator of which is (B) the aggregate amount of payments or distributions made to Holdings (and other equity holders) and received by Mattel pursuant to Section 7.1 and (b) the sum of (x) the amount referred to in clause (a)(x) above and (y) the aggregate amount of payments or distributions made by the Company to Holdings (and other equity holders).

     19. Addition of Section 8.4.  A new Section 8.4 is added to the Agreement
         -----------------------
which reads in its entirety as follows:

     8.4.  Execution of Investor Agreement.  AEG shall ensure that each Person
           -------------------------------
     that directly or indirectly holds an equity interest in the Company or Holdings agrees, in a writing enforceable by Mattel, that until the fifth anniversary of the Closing, without the prior written consent of Mattel, such Person shall not transfer (directly or indirectly) any portion of the membership interest held by it (whether directly or indirectly), other than to (i) to the individual equityholders of such Person, (ii) to the transferees of such equityholders by will or the laws of descent, (iii) to the respective family members, family limited partnerships, family trusts and similar estate planning vehicles of such equityholders, or (iv) in the case of transfers by Foothill or any lender to the Company, to additional lenders to the Company or their Affiliates in connection with the syndication by Foothill of the Foothill credit facility to the Company unless such transferee, in each of clauses (i) through (iv) above shall have agreed (in a written agreement enforceable by Mattel) to the restriction set forth in this sentence.

     20. Addition of Section 8.5.  A new Section  8.5 is added which reads in
         -----------------------
its entirety as follows:

     8.5.  Delivery of Certain Agreements; Shareholder Certificate.  AEG,
           -------------------------------------------------------
     Holdings and the Company have provided to Mattel (to the extent any of the foregoing exist at the date hereof) and shall provide to Mattel (within five business days of the execution or amendment thereof) true copies of
     (i) all limited liability agreements, partnership agreements, charters, bylaws and other similar governing documents, of each of the Company and Holdings, and of the trust agreement of AEG; (ii) all written agreements (and summaries of all oral agreements) and amendments thereto related directly or indirectly to the ownership of, or the direct or indirect transfer of any interest in, the Company or Holdings to which the Company, Holdings, Mr. Gores, AEG or any other direct or indirect holder of equity of the Company is a party of which AEG, Mr. Gores, Holdings or the Company is aware (other than agreements to which Mattel is a party), except with respect to such interests of Employees and Consultants as permitted by
     Section 8.1(i); and (iv) the Shareholder Certificate (as defined below). The "Shareholder Certificate" shall mean a certificate, signed by Mr. Gores
          -----------------------
     (to his knowledge after due inquiry) stating that, other than as otherwise set forth in the Shareholder Certificate, no person has directly or indirectly transferred or agreed to transfer any securities, membership interests or other equity interests with respect to the Company or to Holdings in violation of the provisions of Section 8.2 and (A) the Gores Family Entities collectively beneficially own not less than 70% of the membership or equity interests in Holdings, free and clear of any liens or encumbrances other than those permitted by this Agreement, and (B) the Gores Family Entities, together with the Employees and Consultants, collectively beneficially own not less than 100% of the membership or equity interests in Holdings, free and clear of any liens or encumbrances other than those permitted by this Agreement.

     21. Addition of Section 8.6.  A new Section 8.6 is added which reads in its
         -----------------------
entirety as follows:

     8.6  Subordination.  Mr. Gores shall cause the Company not to distribute to
          -------------
     equity holders of the Company any Net Proceeds in respect of any Liquidity Event unless he also causes the Company at the same time to pay to Mattel all amounts to which it is then entitled under Section 7.1 with respect to such Liquidity Event.

     22. Addition of Section 8.7.  A new Section 8.7 is added which reads in its
         -----------------------
entirety as follows:

     8.7  Repayment of Foothill Capital Debt.  If a binding agreement is
          ----------------------------------
     executed with respect to a Liquidity Event for which it is anticipated that there will be net proceeds in excess of the amount required to repay the outstanding amount of the Company's loans under its credit agreement with Foothill, the Company shall give notice to Mattel and, unless Mattel otherwise agrees, will apply such net proceeds to repay all obligations under the credit facility in full and terminate the credit facility. In addition, the Company will not, and will not permit any Subsidiary to, borrow any funds that are not reasonably required to fund ongoing operating cash flow.

     23. Amendment of Section 9.3(b).  Clause (b) of Section 9.3 is amended to
         ---------------------------
read in its entirety:

     "(b)  at or prior to Closing, the $10 million contribution referred to in
     Section 5.11 shall have been made."

     24. Amendment of Section 12.15.  Section 12.15 is amended and restated to
         --------------------------
read as follows:

     12.15. GGC. Mattel understands and acknowledges that the Company may issue a membership interest to GGC in settlement of a claim by GGC for certain fees in connection with the transaction contemplated hereby, and Mattel agrees that such issuance shall not be deemed to violate Section 4.4 or any other provision of this Agreement.

     25. Representations and Warranties of the Company, AEG and Mr. Gores.  The
         ----------------------------------------------------------------
Company, AEG and Mr. Gores represent and warrant to Mattel that (i) the Company, AEG and Mr. Gores have the requisite power and authority to execute and deliver this Amendment, (ii) the execution and delivery of this Amendment by the Company and AEG have been duly authorized, (iii) this Amendment has been duly and validly executed and delivered by each of the Company, AEG and Mr. Gores and, (iv) assuming that this Amendment has been duly authorized, executed and delivered by Mattel, this Amendment constitutes a legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. AEG is the majority member of Holdings and together with the Gores Family Entities is the beneficial owner of at least 70% of the membership interests in Holdings and together with Mr. Gores and the Employees and Consultants is the beneficial owner of all of the equity interests in Holdings.

     26. Representations and Warranties of Mattel.  Mattel represents and
         ----------------------------------------
warrants to the Company, AEG and Mr. Gores that (i) Mattel has the requisite corporate power and authority to execute and deliver this Amendment, (ii) the execution and delivery of this Amendment by Mattel have been duly authorized by all requisite corporate proceedings, (iii) this Amendment has been duly and validly executed and delivered by Mattel, and (iv) assuming that this Amendment has been duly authorized, executed and delivered by the Company, AEG and Mr. Gores, this Amendment constitutes a legal, valid and binding obligation of Mattel, enforceable against Mattel in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

     27. (a) The table of definitions in the Agreement is hereby amended by adding the terms "Deferred Cash Consideration", "Determination", "Employees and Consultants", "Employees and Consultants Cap", "Freely Tradable Securities", "Gores Family Entities", "Other Distributed Instruments", "Permitted Transferees", "Request Date", "Securities", "Securities Determination", "Securities Distribution" and "Unpaid Deferred Instruments" in their proper alphabetical order and with appropriate references to the Sections in which they are defined.

         (b) Amendment of TLC Disclosure Schedule.  Sections 1, 5.2, 5.8 and
5.9 of the TLC Disclosure Schedule are amended and restated as set forth in Exhibit A hereto.

     28. Internal References.  All references in the Agreement to "this
         -------------------
Agreement," "herein" and "hereunder" and all similar references shall be deemed to refer to the Agreement, as amended by that certain Amendment No. 1 to Sale and Purchase Agreement dated as of October 12, 2000 by and among AEG, Mr. Gores, the Company and Mattel, and as further amended by this Amendment.

     29. No Other Effect.  This Amendment is entered into as permitted by
         ----------------
Section 12.10 of the Agreement. Except as expressly amended hereby, and except for appropriate renumbering of Sections and Subsections and Schedule references, the Agreement shall remain in full force and effect.

         [The remainder of this page has been intentionally left blank]

     [Signature Page to Amendment No.2 to the Sale and Purchase Agreement]

          IN WITNESS WHEREOF, the parties have executed this Amendment on the day and year indicated above.


MATTEL, INC.                        GTG/WIZARD, LLC

                                    By:  Wizard Holding Company, LLC,
By: /s/ Robert A. Eckert                 its Manager
   ------------------------------

Name:  Robert A. Eckert             By: /s/ Alec E. Gores
                                        ------------------------------
Title: Chairman and CEO                 Name: Alec E. Gores

                                    Title:



                                    ALEC E. GORES, Trustee of the Revocable
                                    Living Trust Agreement of Alec E. Gores

                                    /s/ Alec E. Gores
                                    ---------------------------------------

                                    ALEC E. GORES, in his individual capacity

                                    /s/ Alec E. Gores
                                    ---------------------------------------